Exhibit 99.1

CONTACT:
John C. Wobensmith
President
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

New York, New York, November 2, 2016 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2016.

The following financial review discusses the results for the three and nine months ended September 30, 2016 and September 30, 2015.

Third Quarter 2016 and Year-to-Date Highlights

•	Recorded a net loss attributable to Genco Shipping & Trading Limited of $27.5 million for the third quarter of 2016
o	Basic and diluted loss per share of $3.80;
•	Extended and amended the commitment and waiver letter for the $400.0 million facility through November 15, 2016
o	Provides further amortization relief for 2019 and 2020
o	Includes improved collateral maintenance covenants for 2020
o	Designed to refinance all of our existing credit facilities with the exception of the $98 Million Credit Facility and the 2014 Term Loan Facilities;
•	Entered into agreements with the Company’s three largest shareholders and other investors for the purchase of an aggregate of $125 million of Series A Preferred Stock at a price of $4.85 per share
o	On October 4, 2016 entered into agreements with the three largest shareholders of the Company for the firm purchase commitment of $86.4 million and a backstop commitment for $38.6 million
o	On October 27, 2016 entered into an agreement with a number of investors including our three largest shareholders for a firm purchase of $38.6 million
•	Sold two Handysize vessels, the Genco Sugar and the Genco Pioneer for $5.1 million
•	Entered into an agreement to sell the Genco Leader for $3.47 million

•	Effected a one-for-ten reverse stock split of Genco’s common stock as of July 7, 2016.

Financial Review: 2016 Third Quarter

The Company recorded a net loss attributable to Genco Shipping & Trading Limited for the third quarter of 2016 of $27.5 million, or $3.80 basic and diluted net loss per share. Comparatively, for the three months ended September 30, 2015, the Company recorded a net loss attributable to Genco Shipping & Trading Limited of $66.6 million, or $9.54 basic and diluted net loss per share. Basic and diluted net loss per share for both periods has been adjusted for the one-for-ten reverse stock split of Genco’s common stock effected on July 7, 2016.

John C. Wobensmith, President, commented, “Genco has taken important steps to strengthen its balance sheet and enhance its long-term prospects in the third quarter. The proposed $400 million facility provides us with a more favorable amortization schedule through 2020, a reduction in the minimum liquidity requirements and significant relief under the collateral maintenance covenants which is expected to provide the company with increased financial flexibility upon closing.  The commitment for the proposed $400 million credit facility highlights the Company’s industry leadership and is expected to better position the Company to capitalize on our leading drybulk platform during a potential market recovery. We thank our lenders for their strong and ongoing support.”

The Company’s revenues decreased to $38.9 million for the three months ended September 30, 2016, compared to $50.0 million for the three months ended September 30, 2015. The decrease was primarily due to lower spot market rates achieved by the majority of the vessels in our fleet during the third quarter of 2016 versus the same period last year.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $5,779 per day for the three months ended September 30, 2016 as compared to $7,009 for the three months ended September 30, 2015. The decrease in TCE was primarily due to lower spot rates achieved by the majority of the vessels in our fleet during the third quarter of 2016 versus the third quarter of 2015. During the third quarter of 2016, the Baltic Dry Index continued to increase from all-time lows registered earlier in the year. Freight rates during the quarter were primarily supported by heightened demand for iron ore cargoes due to augmented Chinese steel production and increased coal shipments to China as the country reduced domestic coal output. With regard to supply, net fleet growth in the year-to-date remained relatively low in historical terms, however vessel demolition activity eased during the third quarter as compared to the first half of the year.

Total operating expenses were $59.0 million for the three months ended September 30, 2016 compared to $85.3 million for the three months ended September 30, 2015. Vessel operating expenses declined to $28.5 million for the three months ended September 30, 2016 compared to $31.5 million for the three months ended September 30, 2015. This was primarily due to lower expenses related to maintenance, crewing and insurance as well as the timing of purchases of stores and spares. General, administrative and technical management expenses were $10.2 million for the third quarter of 2016 compared to $27.0 million for the third quarter of 2015, primarily due to a decrease in compensation and merger related expenses partially offset by costs related to financing or refinancing activities. Included in general, administrative and technical management expenses for the three months ended September 30, 2016 and the three months ended September 30, 2015, are non-cash compensation expenses of $3.6 million and $11.8 million, respectively, arising from awards under the 2015 Equity Incentive Plan and the 2014 Management Incentive Plan, or MIP. Depreciation and amortization expenses decreased to $18.1 million for the three months ended September 30, 2016 from $20.1 million for the three months ended September 30, 2015, primarily due to the revaluation of ten of our vessels to their estimated net realizable value during the first half of 2016.

Daily vessel operating expenses, or DVOE, decreased to $4,483 per vessel per day for the third quarter of 2016 compared to $4,997 per vessel per day for the same quarter of 2015 predominantly due to lower expenses related to maintenance, crewing and insurance as well as the timing of purchases of stores and spares. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2016 is $4,820 per vessel per day on a weighted average basis for the entire year.

Apostolos Zafolias, Chief Financial Officer, commented, “The proposed $400 million credit facility includes improved financial covenants such as the elimination of collateral maintenance tests through the first half of 2018, and a reduction of the minimum liquidity requirement. It also provides a more favorable repayment schedule with no significant amortization payments until 2019.”

Financial Review: Nine Months 2016

The Company recorded a net loss attributable to Genco Shipping & Trading Limited of $192.7 million or $26.65 basic and diluted net loss per share for the nine months ended September 30, 2016. This compares to a net loss attributable to Genco Shipping & Trading Limited of $145.4 million or $22.86 basic and diluted net loss per share for the nine months ended September 30, 2015. Basic and diluted net loss per share for both periods has been adjusted for the one-for-ten reverse stock split of Genco’s common stock effected on July 7, 2016. Net income for the nine months ended September 30, 2016 and 2015, includes non-cash vessel impairment charges of $69.3 million and $35.4 million, respectively. Revenues decreased to $91.7 million for the nine months ended September 30, 2016 compared to $119.0 million for the nine months ended September 30, 2015 due to lower spot market rates achieved by the majority of our vessels. TCE rates obtained by the Company decreased to $4,341 per day for the nine months ended September 30, 2016 from $5,696 per day for the nine months ended September 30, 2015, due to lower rates achieved by the majority of the vessels in our fleet. Total operating expenses, excluding non-cash vessel impairment charges totaling $69.3 million relating to the revaluation of ten vessels to their estimated net realizable value, were $190.3 million for the nine months ended September 30, 2016. This compares to total operating expenses, excluding a non-cash vessel impairment charge of $35.4 million relating to the sale of the Baltic Tiger and the Baltic Lion in April 2015, of $238.9 million for the nine months ended September 30, 2015. Daily vessel operating expenses per vessel were $4,523 versus $4,841 in the comparative periods due to lower expenses related maintenance as well as crewing and insurance.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the nine months ended September 30, 2016 and 2015 was $45.9 million and $39.4 million, respectively.  Included in the net loss attributable to Genco during the nine months ended September 30, 2016 and 2015 are $72.0 million and $67.9 million of non-cash impairment charges, respectively. Also included in the net loss during the nine months ended September 30, 2016 and 2015 was $14.5 million and $36.7 million, respectively, of non-cash amortization of non-vested stock compensation due to the vesting of restricted shares and warrants primarily issued under the MIP. Additionally, the fluctuation in accounts payable and accrued expenses decreased by $13.7 million due to the timing of payments.  The above changes in operating activities were partially offset by a $4.3 million increase in the fluctuation in prepaid expenses and other current assets.  Additionally, there was an $8.3 million decrease in deferred drydocking costs incurred because there were fewer vessels that completed drydocking during the nine months ended September 30, 2016 as compared to the same period during 2015.

Net cash provided by investing activities was $5.1 million during the nine months ended September 30, 2016 as compared to net cash used in investing activities of $26.4 million during the nine months ended September 30, 2015. The fluctuation is primarily due to a $45.7 million decrease in the purchase of vessels, including deposits.  The decrease is primarily due to the completion of the purchase of the Baltic Wasp on January 2, 2015 and the Baltic Scorpion on August 6, 2015.  Additionally, there was an increase of $3.2 million of proceeds from the sale of available-for-sale (“AFS”) securities, as well as $1.9 million of proceeds from the sale of the Genco Marine which was scrapped during the nine months ended September 30, 2016.  These fluctuations were partially offset by a $19.6 million decrease in deposits of restricted cash, representing the amount of restricted cash that was held in an escrow account as of December 31, 2014 for the purchase of the Baltic Wasp, which was released to the shipyard upon the vessel delivery on January 2, 2015.

Net cash used in financing activities was $40.3 million during the nine months ended September 30, 2016 as compared to net cash provided by financing activities of $26.9 million during the nine months ended September 30, 2015. Net cash used in financing activities for the nine months ended September 30, 2016 consisted primarily of the following: $15.2 million repayment of debt under the $253 Million Term Loan Facility, $9.0 million repayment of debt under the $148 Million Credit Facility, $5.8 million repayment of debt under the $100 Million Term Loan Facility, $4.9 million repayment of debt under the 2015 Revolving Credit Facility, $2.1 million repayment of debt under $44 Million Term Loan Facility, $2.1 million repayment of debt under the 2014 Term Loan Facilities, $1.1 million repayment of debt under the $22 Million Term Loan Facility, and $0.1 million cash settlement paid to non-accredited 5.00% Convertible Senior Note holders. Net cash provided by financing activities for the nine months ended September 30, 2015 consisted primarily of $131.5 million of proceeds from the $148 Million Credit Facility and $35.0 million of proceeds from 2015 Revolving Credit Facility partially offset by the following: $102.3 million repayment of debt under the 2010 Credit Facility, $16.9 million repayment of debt under the $253 Million Term Loan Facility, $5.8 million repayment of debt under the $100

Million Term Loan Facility, $4.9 million repayment of debt under the $148 Million Term Loan Facility, $2.1 million repayment of debt under the $44 Million Term Loan Facility, $1.1 million repayment of debt under the $22 Million Term Loan Facility, $1.4 million repayment of debt under the 2014 Term Loan Facilities, $0.7 million cash settlement paid to non-accredited 5.00% Convertible Senior Note holders, and $4.5 million payment of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of November 2, 2016, our fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, five Handymax and 16 Handysize vessels with an aggregate capacity of approximately 5,053,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Two of our vessels were drydocked during the third quarter of 2016. We currently expect three of our vessels to be drydocked during the remainder of 2016.

We estimate our capital expenditures related to drydocking for our fleet through 2017 to be:

	Q4 2016	2017
Estimated Costs (1)	$3.2 million	$15.6 million
Estimated Offhire Days (2)	100	385

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses or potential costs associated with the installation of ballast water treatment systems. The estimated costs shown in the table above include $1.5 million and $4.8 million of estimated costs associated with vessels that could potentially be sold or scrapped as per the terms of the $400 Million Credit Facility during Q4 2016 and 2017, respectively.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days shown in the table above include 60 days and 125 days associated with vessels that could potentially be sold or scrapped as per the terms of the $400 Million Credit Facility in Q4 2016 and 2017, respectively.

One vessel began drydocking during June and completed drydocking during the third quarter. Two other vessels began drydocking during the third quarter, of which one vessel competed drydocking in September and the other completed drydocking during Q4 2016. The planned offhire days recorded for these vessels during the third quarter of 2016 amounted to 32.0 days. Capitalized costs associated with drydocking incurred during the third quarter of 2016 were approximately $0.9 million.

Credit Facility Waivers/New Facility

As previously announced, the Company entered into agreements for waivers of the collateral maintenance covenants under its $253 Million Term Loan Facility, its $100 Million Credit Facility, and its $148 Million Credit Facility, which were extended by the commitment letter for the Company’s $400 Million Credit Facility, as amended.  The $400 Million Credit Facility is intended to address the Company’s liquidity and covenant compliance issues and to refinance the Company’s $100 Million Term Loan Facility, $253 Million Term Loan Facility, $148 Million Credit Facility, $22 Million Term Loan Facility, $44 Million Term Loan Facility, and 2015 Revolving Credit Facility (the “Prior Facilities”). Under the amended commitment letter, collateral maintenance waivers have been implemented or extended for the Prior Facilities through November 15, 2016.  Our credit facilities contain minimum cash covenants measured on a company-wide basis and on the basis of the number of vessels pledged by obligors under each such credit facility. The amended commitment letter also provides waivers of the Company’s minimum cash covenants under the Prior Facilities that are applicable on a company-wide basis, so long as cash and cash equivalents of the Company are at least $25 million, and of the Company’s maximum leverage ratio through November 15, 2016. Additionally, we have obtained collateral maintenance waivers under the 2014 Term Loan Facilities through November 15, 2016. Moreover, under the amended commitment letter, from August 31, 2016 through November 15, 2016, the amount of cash we would need to maintain under our minimum cash covenants applicable only to obligors in each facility to be refinanced under the Amended Commitment Letter would be reduced by up to $0.25 million per vessel, subject to an overall maximum cash withdrawal of $10.0 million to pay expenses and additional conditions.

As also previously announced, the Company entered into a commitment letter for certain amendments to its $98 Million Facility. This commitment letter provides for certain covenant relief through November 15, 2016. For such period, compliance with the company-wide minimum cash covenant has been waived so long as cash and cash equivalents of the Company are at least $25 million; compliance with the maximum leverage ratio has been waived; and the ratio required to be maintained under the Company’s collateral maintenance covenant will be 120% rather than 140%.

The foregoing waivers, amendments, and the $400 Million Credit Facility are subject to conditions that the Company must fulfill, including the completion of an equity financing by November 15, 2016.

Financial Statement Presentation

As previously announced, we completed our merger with Baltic Trading on July 17, 2015. Prior to the completion of the Genco and Baltic Trading merger, Genco consolidated Baltic Trading and the Baltic Trading common shares that Genco acquired in the merger were recognized as a noncontrolling interest in the consolidated financial statements of Genco. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent. Accordingly, upon completion of the merger, any difference between the fair value of the Genco common shares issued in exchange for Baltic Trading common shares was reflected as an adjustment to the equity in Genco. No gain or loss was reorganized in Genco’s consolidated statement of comprehensive income upon completion of the transaction.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$37,871	$49,167	$89,461	$116,548
Service revenues	1,016	828	2,240	2,457
Total revenues	38,887	49,995	91,701	119,005

Operating expenses:
Voyage expenses	2,262	6,638	9,232	14,775
Vessel operating expenses	28,460	31,544	86,125	90,143
General, administrative and management fees	10,153	26,983	36,861	73,798
Depreciation and amortization	18,127	20,124	58,152	58,933
Other operating income	-	-	(182)	-
Impairment of vessel assets	-	-	69,278	35,396
Loss on sale of vessels	-	-	77	1,210
Total operating expenses	59,002	85,289	259,543	274,255

Operating loss	(20,115)	(35,294)	(167,842)	(155,250)

Other (expense) income:
Impairment of investment	-	(32,536)	(2,696)	(32,536)
Other income (expense)	125	(653)	(49)	(707)
Interest income	49	22	143	71
Interest expense	(7,073)	(4,876)	(21,199)	(13,887)
Other expense	(6,899)	(38,043)	(23,801)	(47,059)

Loss before reorganization items, net	(27,014)	(73,337)	(191,643)	(202,309)
Reorganization items, net	(83)	(174)	(243)	(1,006)

Loss before income taxes	(27,097)	(73,511)	(191,886)	(203,315)
Income tax expense	(417)	(292)	(766)	(1,553)

Net loss	(27,514)	(73,803)	(192,652)	(204,868)
Less: Net loss attributable to noncontrolling interest	-	(7,178)	-	(59,471)

Net loss attributable to Genco Shipping & Trading Limited	$(27,514)	$(66,625)	$(192,652)	$(145,397)

Net loss per share - basic	$(3.80)	$(9.54)	$(26.65)	$(22.86)

Net loss per share - diluted	$(3.80)	$(9.54)	$(26.65)	$(22.86)

Weighted average common shares outstanding - basic	7,245,268	6,982,434	7,228,660	6,361,518

Weighted average common shares outstanding - diluted	7,245,268	6,982,434	7,228,660	6,361,518

	September 30, 2016	December 31, 2015
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$59,843	$140,889
Current assets	87,818	172,529
Total assets	1,493,456	1,714,663
Current liabilities (excluding current portion of long-term debt)	23,176	28,525
Current portion of long-term debt (net of $7.8 million and $9.4 million of unamortized debt issuance costs at September 30, 2016 and December 31, 2015, respectively)	540,455	579,023
Long-term debt	-	-
Shareholders' equity	928,137	1,105,966

	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(unaudited)
Net cash used in operating activities	$(45,907)	$(39,393)
Net cash provided by (used in) investing activities	5,119	(26,397)
Net cash (used in) provided by financing activities	(40,258)	26,854

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(27,514)	$(66,625)	$(192,652)	$(145,397)
+ Net interest expense	7,024	4,854	21,056	13,816
+ Income tax expense	417	292	766	1,553
+ Depreciation and amortization	18,127	20,124	58,152	58,933
EBITDA(1)	$(1,946)	$(41,355)	$(112,678)	$(71,095)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GENCO CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	69	69	69	69
Average number of vessels (2)	69.0	68.6	69.5	68.2
Total ownership days for fleet (3)	6,348	6,312	19,044	18,619
Total available days for fleet (4)	6,161	6,068	18,482	17,866
Total operating days for fleet (5)	6,123	6,000	18,293	17,629
Fleet utilization (6)	99.4%	98.9%	99.0%	98.7%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$5,779	$7,009	$4,341	$5,696
Daily vessel operating expenses per vessel (8)	4,483	4,997	4,523	4,841

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. Pursuant to the amendments entered into on April 30, 2015 for our $100 Million Term Loan Facility and our $253 Million Term Loan Facility, the definition of Consolidated EBITDA used in the financial covenants has been eliminated.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

5)
We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

6)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

7)
We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

8)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 2, 2016, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, five Handymax and 16 Handysize vessels with an aggregate capacity of approximately 5,053,000 dwt.

Our current fleet contains 16 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of November 2, 2016, the average age of our current fleet was 9.6 years.
The following table reflects the employment of Genco’s fleet as of November 2, 2016:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)

Capesize Vessels
Genco Augustus	2007	Swissmarine Services S.A.	February 2017	$7,800
Genco Tiberius	2007	Cargill International S.A.	December 2016	98% of BCI
Genco London	2007	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing
Genco Titus	2007	Swissmarine Services S.A.	December 2016	$8,000
Genco Constantine	2008	Swissmarine Services S.A.	February 2017	$7,800
Genco Hadrian	2008	Swissmarine Services S.A.	December 2016	98.5% of BCI
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	March 2017	$3,250 with 50% profit sharing
Genco Maximus	2009	Swissmarine Services S.A.	February 2017	$3,250 with 50% profit sharing
Genco Claudius	2010	Swissmarine Services S.A.	December 2016	99% of BCI
Genco Tiger	2011	Swissmarine Services S.A.	December 2016	103% of BCI
Baltic Lion	2012	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing
Baltic Bear	2010	Swissmarine Services S.A.	February 2017	$7,000
Baltic Wolf	2010	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing

Panamax Vessels
Genco Beauty	1999	Navig8 Inc.	October 2016	94.75% of BPI(3)
Genco Knight	1999	Swissmarine Services S.A.	January 2017	95% of BPI
Genco Leader	1999	Transgrain Shipping B.V. Rotterdam	October 2016	$7,250(4)
Genco Vigour	1999	Swissmarine Services S.A.	December 2016	95% of BPI
Genco Acheron	1999	Windrose SPS Shipping & Trading S.A.	December 2016	$7,500(5)
Genco Surprise	1998	Ssangyong Shipping Co., Ltd.	November 2016	$6,500(6)
Genco Raptor	2007	M2M Panamax Pool Ltd.	February 2017	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	May 2017	100% of BPI

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	February 2017	115.5% of BSI
Baltic Wasp	2015	Pioneer Navigation Ltd.	January 2017	$3,250 with 50% profit sharing

Baltic Scorpion	2015	Swissmarine Asia Pte. Ltd.	November 2016	115.5% of BSI
Baltic Mantis	2015	Pioneer Navigation Ltd.	December 2016	115% of BSI

Supramax Vessels
Genco Predator	2005	ED&F Man Shipping Ltd.	December 2016	98.5% of BSI
Genco Warrior	2005	Centurion Bulk Pte. Ltd., Singapore	April 2017	98.5% of BSI
Genco Hunter	2007	Pioneer Navigation Ltd.	June 2017	104% of BSI
Genco Cavalier	2007	Chun An Chartering Co., Ltd.	November 2016	$5,850(7)
Genco Lorraine	2009	Cargill Ocean Transportation (Singapore) Pte. Ltd.	November 2016	$6,300(8)
Genco Loire	2009	Bulkhandling Handymax A/S	February 2017	Spot Pool(9)
Genco Aquitaine	2009	Bulkhandling Handymax A/S	January 2017	Spot Pool(9)
Genco Ardennes	2009	Clipper Sapphire Pool	May 2017	Spot Pool(10)
Genco Auvergne	2009	Pioneer Navigation Ltd.	December 2016	100% of BSI
Genco Bourgogne	2010	Clipper Sapphire Pool	May 2017	Spot Pool(10)
Genco Brittany	2010	Clipper Sapphire Pool	May 2017	Spot Pool(10)
Genco Languedoc	2010	Clipper Sapphire Pool	May 2017	Spot Pool(10)
Genco Normandy	2007	Tongli Samoa Shipping Co., Ltd.	November 2016	$5,550(11)
Genco Picardy	2005	Centurion Bulk Pte. Ltd., Singapore	December 2016	98.5% of BSI
Genco Provence	2004	Pioneer Navigation Ltd.	December 2016	100% of BSI
Genco Pyrenees	2010	Clipper Sapphire Pool	May 2017	Spot Pool(10)
Genco Rhone	2011	Pioneer Navigation Ltd.	December 2016	100% of BSI
Baltic Leopard	2009	Bulkhandling Handymax A/S	February 2017	Spot Pool(9)
Baltic Panther	2009	Bulkhandling Handymax A/S	February 2017	Spot Pool(9)
Baltic Jaguar	2009	Centurion Bulk Pte. Ltd.	January 2017	$6,300(12)
Baltic Cougar	2009	Bulkhandling Handymax A/S	February 2017	Spot Pool(9)

Handymax Vessels
Genco Success	1997	TST NV, Nevis	February 2017	87.5% of BSI
Genco Carrier	1998	Elim Spring Marine (Hong Kong), Ltd.	November 2016	$5,500(13)
Genco Prosperity	1997	TST NV, Nevis	March 2017	87.5% of BSI
Genco Wisdom	1997	ED&F Man Shipping Ltd.	December 2016	88.5% of BSI
Genco Muse	2001	Engelhart Commodities Trading Partners	November 2016	$7,500(14)

Handysize Vessels
Genco Progress	1999	Clipper Logger Pool	May 2017	Spot Pool(15)
Genco Explorer	1999	Clipper Logger Pool	May 2017	Spot Pool(15)
Genco Reliance	1999	Clipper Logger Pool	January 2017	Spot Pool(15)
Baltic Hare	2009	Clipper Logger Pool	May 2017	Spot Pool(15)
Baltic Fox	2010	Clipper Logger Pool	May 2017	Spot Pool(15)
Genco Charger	2005	Clipper Logger Pool	May 2017	Spot Pool(15)
Genco Challenger	2003	Clipper Logger Pool	May 2017	Spot Pool(15)
Genco Champion	2006	Clipper Logger Pool	May 2017	Spot Pool(15)
Baltic Wind	2009	Trammo Bulk Carriers	February 2017	103% of BHSI
Baltic Cove	2010	Clipper Bulk Shipping Ltd.	July 2017	$5,750(16)
Baltic Breeze	2010	Trammo Bulk Carriers	January 2017	103% of BHSI
Genco Ocean	2010	MUR Shipping B.V.	December 2016	$7,000(17)
Genco Bay	2010	Noble Chartering Ltd., Hong Kong	November 2016	$5,475(18)
Genco Avra	2011	Ultrabulk S.A.	April 2017	104% of BHSI

Genco Mare	2011	Pioneer Navigation Ltd.	July 2017	103.5% of BHSI
Genco Spirit	2011	MUR Shipping B.V.	November 2016	$5,500(19)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3)	The vessel redelivered to Genco on October 28, 2016 and is currently awaiting next employment.
(4)	The vessel redelivered to Genco from charterers. We have entered into an agreement to sell the vessel during Q4 2016.
(5)
We have reached an agreement with Windrose SPS Shipping & Trading S.A. on a time charter for approximately 55 days at a rate of $7,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 15, 2016 after repositioning. A ballast bonus was awarded after the repositioning period. The vessel redelivered to Genco on September 8, 2016.

(6)
We have reached an agreement with Ssangyong Shipping Co., Ltd. on a time charter for approximately 15 days at a rate of $6,500 per day. Hire is paid every 15 days in advance less a 6.25% third-party brokerage commission. The vessel delivered to charterers on October 21, 2016.

(7)
We have reached an agreement with Chun An Chartering Co., Ltd. on a time charter for approximately 30 days at a rate of $5,850 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on September 13, 2016 after repositioning. The vessel redelivered to Genco on September 10, 2016.

(8)
We have reached an agreement with Cargill Ocean Transportation (Singapore) Pte. Ltd. on a time charter for approximately 15 days at a rate of $6,300 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 20, 2016 after repositioning. The vessel redelivered to Genco on October 17, 2016.

(9)
We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw a vessel with three months’ notice.

(10)
We have reached an agreement to enter these vessels into the Clipper Sapphire Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw a vessel with a minimum notice of six months.

(11)
We have reached an agreement with Tongli Samoa Shipping Co., Ltd. on a time charter for approximately 15 days at a rate of $5,550 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 24, 2016 after repositioning. The vessel redelivered to Genco on October 18, 2016.

(12)
We have agreed to an extension with Centurion Bulk Pte. Ltd. on a time charter for 2.5 to 5.5 months at a rate of $6,300 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on October 22, 2016.

(13)
We have reached an agreement with Elim Spring Marine (Hong Kong), Ltd. on a time charter for approximately 18 days at a rate of $5,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 30, 2016.

(14)
We have reached an agreement with Engelhart Commodities Trading Partners on a time charter for approximately 45 days at a rate of $7,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 12, 2016 after repositioning. The vessel redelivered to Genco on September 30, 2016.

(15)
We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw the vessels with a minimum notice of six months.

(16)
We have agreed to an extension with Clipper Bulk Shipping Ltd. on a time charter for 11.5 to 14.5 months at a rate of $5,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on August 5, 2016.

(17)
We have reached an agreement with MUR Shipping B.V. on a time charter for approximately 40 days at a rate of $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 24, 2016 after repositioning. The vessel redelivered to Genco on October 19, 2016.

(18)
We have reached an agreement with Noble Chartering Ltd., Hong Kong on a time charter for approximately 20 days at a rate of $5,475 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on November 2, 2016 after repositioning. The vessel redelivered to Genco on October 26, 2016.

(19)
We have reached an agreement with MUR Shipping B.V. on a time charter for approximately 30 days at a rate of $5,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 3, 2016.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 2, 2016, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, five Handymax and 16 Handysize vessels with an aggregate capacity of approximately 5,053,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 3, 2016 at 8:30 a.m. Eastern Time to discuss its 2016 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 632-3384 or (785) 424-1675 and enter passcode 1253233. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 1253233. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.  The Series A Preferred Stock referenced in this press release has not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the ability to realize the expected benefits of the our merger with Baltic Trading to the degree, in the amounts or in the timeframe anticipated; (xvi) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvii) our ability to continue as a going concern, (xviii) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xix) our ability to implement measures to resolve our liquidity and covenant compliance issues; (xx) our ability to fulfill conditions under the commitment letters for our credit facilities, including without limitation completion of definitive documentation and an equity financing; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent reports on Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.